Exhibit No. 21.1

SUBSIDIARIES OF REGISTRANT

As of September 7, 2021, the Company has the following subsidiaries:

1)	PHILUX Global Funds SCA, SICAV-RAIF, a Luxembourg corporation
Percentage of ownership: 100%
Business activity: Luxembourg bank master fund.

2)	PHI Luxembourg Development SA, a Luxembourg corporation
Percentage of ownership: 100% owned by PHI Group, Inc.
Business activity: mother holding company for Luxembourg bank funds.

3)	PHI Luxembourg Holding SA, a Luxembourg corporation
Percentage of ownership: 100% owned by PHI Luxembourg Development SA.
Business activity: holding company for participating shares in sub-funds of PHILUX Global Funds.

4)	PHILUX Global General Partner SA, a Luxembourg corporation
Percentage of ownership: 100%
Business activity: holding management shares in PHILUX Global Funds.

5)	PHILUX Capital Advisors, Inc., a Wyoming corporation
Percentage of ownership: 100%
Business activity: investment advisory and M&A consulting services.

6)	PHI Vietnam Investment & Development Co., Ltd., a Vietnamese limited liability company
Percentage of ownership: 100%
Business activity: consulting services.

7)	Asia Diamond Exchange, Inc., a Wyoming corporation
Percentage of ownership: 100%
Business activity: holding company for the Asia Diamond Exchange to be established in Vietnam.

8)	American Pacific Plastics, Inc., a Wyoming corporation
Percentage of ownership: 100%
Business activity: holding company for the acquisition of Vinafilms Co., a Vietnamese company.

9)	American Pacific Resources, Inc., a Wyoming corporation
Percentage of ownership: 100%
Business activity: holding company for mineral and natural resources business.

10)	PHIVITAE Healthcare, Inc., a Wyoming corporation
Percentage of ownership: 100%
Business activity: medical and healthcare business.